Exhibit 99.1

Fisher-Price Recalls 4-in-1 Rock ‘n Glide Soothers After Four Infant Deaths; 2-in-1 Soothe ‘n Play Gliders Also Recalled Parents and Caregivers Urged to Stop Use Because of Suffocation Risk

WASHINGTON, June 4, 2021 /PRNewswire/ — https://www.cpsc.gov/Recalls/2021/Fisher-Price-Recalls-4-in-1-Rock-n-Glide-Soothers-After-Four-Infant-Deaths-2-in-1-Soothe-n-Play-Gliders-Also-Recalled

Name of Product: Fisher-Price 4-in-1 Rock ‘n Glide Soothers and 2-in-1 Soothe ‘n Play Gliders

Hazard: Infants who are placed unrestrained in the product and later found on their stomach are at risk of suffocation.

Remedy: Refund

Incidents/Injuries: Four infant deaths have occurred in the 4-in-1 Rock ‘n Glide Soothers. No deaths have occurred in the 2-in-1 Soothe ‘n Play Gliders.

Consumer Contact: Fisher-Price online at www.service.mattel.com, and click on “Recall & Safety Alerts,” or toll-free at 855-853-6224 from 9 a.m. to 6 p.m. ET Monday through Friday for more information.

Washington, D.C. — The U.S. Consumer Product Safety Commission (CPSC) and Fisher-Price are announcing the recalls of the Fisher-Price 4-in-1 Rock ‘n Glide Soothers and 2-in-1 Soothe ‘n Play Gliders. There have been reports of four infant deaths in the 4-in-1 Rock ‘n Glide Soother. The infants were reportedly placed on their backs unrestrained in the product and later found on their stomachs. These incidents occurred between April 2019 and February 2020. The fatalities were a 4-month old from Missouri, a 2-month old from Nevada, a 2-month old from Michigan and an 11-week old from Colorado. There have been no fatalities in the 2-in-1 Soothe ‘n Play Gliders.

“These types of incidents are heart-breaking,” said Acting Chairman Robert Adler. “Loving parents put their babies in these products never expecting a tragedy. Inclined products, such as gliders, soothers, rockers and swings are not safe for infant sleep, due to the risk of suffocation.”

“There is nothing more important to Fisher-Price than the safety of our products and the trust that families put in us,” said Chuck Scothon, General Manager of Fisher-Price. “These incidents are indeed heart-breaking. We are committed to educating parents and caregivers on the safe use of all of our products, including the importance of following all warnings and instructions to ensure the health and safety of babies and children.”

This recall involves CHP56, CHP55 and CBT81 4-in-1 Rock ‘n Glide Soothers. This recall also involves the GDD28, GDD39, GDD41, GGW85, GNX43, GVG43, HBD26 and HBD27 of the 2-in-1 Soothe ‘n Play Gliders. HBT17 is sold in Canada only. The products have two use modes: A powered glider seat and an infant rocker. In both modes, the product can move in a head-to-toe or side-to-side motion. The model number is located on the underside of the base.

Approximately 120,000 4-in-1 Rock ‘n Glide Soothers and 55,000 2-in-1 Soothe ‘n Play Gliders were sold at juvenile product stores and mass merchandisers nationwide and online, including Walmart and Target stores and Amazon.com. The 4-in-1 Rock ‘n Glide Soothers were sold from January 2014 through December 2020, for about $108. The 2-in-1 Soothe ‘n Play Gliders were sold from November 2018 through May 2021, for about $125.

Approximately 25,000 4-in-1 Rock ‘n Glide Soothers and approximately 27,000 2-in-1 Soothe ‘n Play Gliders were also distributed in Canada.

Consumers should immediately stop using the recalled products and contact Fisher-Price for a refund. To obtain a refund, consumers should visit Fisher-Price online at www.service.mattel.com, and click on “Recall & Safety Alerts,” or call toll-free at 855-853-6224 from 9 a.m. to 6 p.m. ET Monday through Friday.

CPSC continues to emphasize that the best place for a baby to sleep is on a firm, flat surface in a crib, bassinet or play yard. Parents and caregivers should never add blankets, pillows or other items to an infant’s sleeping environment. Babies should always be placed to sleep on their backs.

Note: Health Canada’s press release is at: https://healthycanadians.gc.ca/recall-alert-rappel-avis/hc-sc/2021/75741r-eng.php

About the U.S. CPSC

The U.S. Consumer Product Safety Commission (CPSC) is charged with protecting the public from unreasonable risks of injury or death associated with the use of thousands of types of consumer products. Deaths, injuries, and property damage from consumer product incidents cost the nation more than $1 trillion annually. CPSC’s work to ensure the safety of consumer products has contributed to a decline in the rate of deaths and injuries associated with consumer products over the past 40 years.

Federal law bars any person from selling products subject to a publicly announced voluntary recall by a manufacturer or a mandatory recall ordered by the Commission.

For lifesaving information:

- Visit CPSC.gov.

- Sign up to receive our e-mail alerts.

- Follow us on Facebook, Instagram @USCPSC and Twitter @USCPSC.

- Report a dangerous product or a product-related injury on www.SaferProducts.gov.

- Call CPSC’s Hotline at 800-638-2772 (TTY 301-595-7054).

- Contact CPSC’s Office of Communications at 301-504-7908.

Release Number: 21-147

SOURCE U.S. Consumer Product Safety Commission

Related Links

http://www.cpsc.gov